Exhibit 107

Calculation of Filing Fee Table

Form S-1

Structure Therapeutics Inc.

Table 1 - Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share	Rule 457(o)	—	—	$30,877,500	0.00011020	$3,403
Total Offering Amounts						$30,877,500		$3,403
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$3,403

(1)	These Ordinary Shares are represented by American depositary shares, or ADSs, each of which represents three Ordinary Shares of the registrant. ADSs issuable upon deposit of the Ordinary Shares registered hereby are being registered under a separate registration statement on Form F-6.
(2)	The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $154,387,500 on a Registration Statement on Form S-1 (File No. 333-269200), which was declared effective by the Securities and Exchange Commission on February 2, 2023. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $30,877,500 is hereby registered, which includes the Ordinary Shares represented by ADSs that the underwriters have the option to purchase solely to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.